LICENSE AGREEMENT

This License Agreement (the "Agreement"), which shall be effective as of July 13, 2012, is by and between Global Cancer Diagnostics Inc., an Arizona corporation ("GCDx") and Radient Pharmaceuticals Corporation, a Delaware corporation ("RXPC"); and.

Whereas, the GCDx wishes to hold an exclusive global license to a blood test for lung cancer (the “LC Test”), procedures, analyses, data, manufacturing processes, components, trademarks and intellectual property identified in Exhibit A (the "Intellectual Property");

Whereas, RXPC desires to grant a license to GCDx to commercialize a Lung Cancer Test (the “LC Test”) into the global market;

Whereas, GCDx will not make, use of or sell any other RXPC test using the DR-70 reagents and will be the only company offering a test specific to lung cancer,

In consideration of the recitals, mutual promises, covenants, representations, warranties, and agreements contained herein, and intending to be legally bound, the Parties agree as follows:

1.	Definitions

1.1	"Confidential Information" means any confidential or proprietary information including non-public technical designs, specifications, drawings, dimensions, processes, practices, communications, manufacturing, economic, financial, sales, marketing, management, quality control and other proprietary data, materials, know-how, or information related to the Licensed Products or Intellectual Property as contained in presentations, e-mails, letters, memos, discussions, notes, analyses, documents, practices, studies, reports, budgets, forecasts, and other media of disclosure, which may have been disclosed by either Party to the other Party in verbal, written, graphic, computer or machine recognizable, and/or tangible form, and which is clearly designated, labeled or marked as confidential, e.g. "CONFIDENTIAL", "PROPRIETARY," or its equivalent.

1.2	"FDA" means the U.S. Food and Drug Administration.

1.3	"Intellectual Property Rights" means any patents in any country, trade names, trademarks, trade secrets, copyright, copyrightable expression or work, and any other intellectual property rights that exist or may exist in or are related to the Licensed Know-how or the Tests.

1.4	"Licensed Know-how" means laboratory journals, series, measurement reports, test reference values, technical designs, ornamental designs, specifications, formulas, drawings, dimensions, tests, reports, analyses, processes, practices, communications, compositions and sources of all reagents, buffers, supplies and materials relative to quality control of the Tests described in Exhibit A, referred to in this document as the LC Test.

1.5	"Licensed Patents and Pending Patents" means the patents listed in Exhibit A and any (i) continuation, divisional, continuation-in-part, reissue, extension, renewal, re-examination, and substitute thereof; (ii) foreign patent or patent application, including any foreign patent or patent application claiming priority to or otherwise constituting a counterpart of the patents listed in Schedule 1; and (iii) patent issuing from such applications in any country.

1.6	"Licensed Products" means the LC Tests listed in Exhibit A, which may be updated from time to time upon the mutual written consent of the Parties.

1.7	"Licenses" means the rights and licenses granted by RXPC to GCDx under this agreement.

1.8	"New Products" means any technologies or diagnostics related to the Licensed Patents or Licensed Know-how.

1.9	"Party(ies)" means GCDx, RXPC or both, as the case may be.

1.10	“Royalty(ies”) means the royalty payments due in accordance with Exhibit B.

1.11	"Royalty Period" means each calendar quarter during the term of this Agreement.

1.11	"Subsidiary(ies)" means any corporation, GCDx, affiliate, or other entity, whose outstanding shares or securities representing the right to vote for the election of directors or other managing authority are, now or hereafter, owned or controlled, directly or indirectly by a Party, but such corporation, company, affiliate, or other entity shall be deemed to be a Subsidiary only so long as such ownership or control exists.

1.13	"Territory" means any and all countries in the world.

1.14	"Tests" means the tests, procedures, analyses, data, manufacturing processes, components, and intellectual property related to the tests described in Exhibit A as of the date of this Agreement.

1.15	“ Net Sales” means the gross amount received by GCDx for sales of any product or service to Third Parties, less the following deductions or allowances, but only to the extent consistent with Generally Accepted Accounting Principles.

a.	Trade, quantity, or cash discounts or rebates, chargebacks, commissions, Medicaid/Medicare rebates, and allowances.

b.	Sales, use, value added, inventory and excise taxes, import and customs duties, tariffs and any other similar taxes, duties tariffs or other governmental charges (but excluding income taxes) that effectively reduce net selling price; and

c.	Amounts repaid or credits taken by reason of rejections, outdating defects, or returns or because of retroactive price reductions or due to recalls or government laws or regulations requiring rebates.

d.	Minus amounts expended relating to special equipment acquired in the performance of the work (i.e. the additional cost to cover the acquisition of specialized equipment whether or not itemized for the Third Party).

1.15	"Valid Claim" means a claim of any granted Licensed Patent that has not been withdrawn, cancelled or disclaimed, nor held invalid or unenforceable by a court of competent jurisdiction.

1.15	“Health Canada” means the Medical Devices Bureau of the Health Protection Branch of the Canadian government.

2.	License Grant

2.1	RXPC hereby grants to GCDx, and GCDx accepts, a right and license under the Licensed Know-how within the Territory to:

(a) use, make, have made, modify, import, export, distribute, market, advertise, offer for sale, sell and otherwise dispose of the Licensed Products;

(b) practice any process and method or use any apparatus in the manufacture of Licensed Products by or on behalf of GCDx; and

2.3	The Licenses are transferable only upon written approval by RXPC, although able to be sublicensed by GCDx, subject to the terms of this Agreement. RXPC will consider requests for transferability and will not unreasonably withhold approval of transfer provided such a transfer would not adversely affect the rights and obligations of RXPC.

2.4	The Licenses granted herein shall be limited to the Licensed Products, as set forth on Exhibit A. RXPC shall have the right to grant additional licenses utilizing the Licensed Patents or Licensed Patents, Licensed Know-How and/or Pending Patents, provided that such additional licenses do not directly compete with the Licensed Products.

3.	License Fee

3.1	The License Fee for the Licensed Products includes the following:

3.1.1	GCDx will pay an up-front license fee of two hundred thousand dollars ($200,000) (the “Up-Front License Fee) to RXPC within thirty (30) days of the signing of this license agreement.

3.1.2	GCDx will pay all costs related to the prosecution of all U.S. Patents directly related to the LC Test using the Licensed Products.

3.1.3	GCDx will pay all costs related to the filing of any PCT application at the appropriate time as reasonably determined by GCDx directly related to the LC Test using the Licensed Products but within one year of filing of any U.S. patent.

3.1.4	RXPC is free to file and prosecute foreign patents in countries around the world that are not related to the manufacture or sale of the reagents and the Lung Cancer Test.

3.1.5	GCDx will pay all costs related to developing the Licensed Products for commercial applications, including process development costs, clinical study costs and costs related to the FDA filing and approval process.

3.1.6	GCDx and RXPC agree that continued development, improvement, validation, refinement and/or enhancement of the Test for commercialization purposes including Clinical Studies or trials and protocol improvements will be necessary for the U.S. FDA approval of the LC Test as a screening test for lung cancer. GCDx and RXPC will meet quarterly to discuss the Intellectual Property and mutually determine what Intellectual Property-related actions should be taken to protect the Intellectual Property for global commercialization purposes, maintenance of the Intellectual Property rights and protection of the exclusive license of the Licensed Products and Intellectual Property. Such mutually agreed upon actions, shall be managed and administered by GCDx for the benefit of RXPC.

4.	Royalty Payments, Transfer Fees, Reporting and Auditing

4.1	During the term of this Agreement, from and after the commercial introduction of a Licensed Product, GCDx agrees to pay to the RXPC a royalty as specified in Exhibit A. The GCDx royalties shall be earned only upon actual receipt of payment of revenue or sublicense license fees and sublicense royalty fees by GCDx, as adjusted for the value of any returns, allowances, discounts, freight, transportation, insurance, and sales taxes or other similar taxes included in such gross revenue or fees.

4.2	After the commencement of royalty payments to RXPC by GCDx, GCDx will provide to RXPC within the 35 days following the last day of each Royalty Period (each calendar quarter) a report showing the royalties due in accordance with Exhibit B for the Royalty Period, and will submit therewith any royalty payment due for such Royalty Period. All payments to GCDx shall be payable in US Dollars. RXPC shall bear all sales or use taxes arising from royalty payments made to RXPC by GCDx under this Agreement, and RXPC shall be responsible for reporting and paying all taxes based on income to RXPC. If required by state or local law, GCDx shall withhold the amount of taxes levied by state or local governments on payments made by GCDx pursuant to this Agreement and shall make payments of the withheld amount to the local tax authorities and shall provide to RXPC official tax receipts to enable RXPC to support a claim for tax credit with respect to such withheld taxes so paid by RXPC.

4.3	GCDx shall maintain complete and accurate records of the sale of Licensed Products and for royalties received from sub-licensees on the sale of Licensed Products in accordance with generally accepted accounting principles. GCDx shall retain records for at least three years after the close of any Royalty Period. RXPC may, at any time during the three-year period following its receipt of a report specified in Section 4.2, initiate an independent audit of the records of GCDx relating to the Royalty Period covered by such report, upon 10 prior business days written notice to GCDx, in order to confirm the accuracy of the GCDx records and conformance with the terms and conditions of this Agreement; provided, that no more than one such audit is conducted for any 12 month period. The selection of an independent auditor shall be mutually agreeable to both Parties. The independent auditor must execute a written confidentiality agreement with GCDx before entering GCDx premises or gaining access to any Confidential Information of GCDx.

4.4	Other than that necessary to conduct the audit. The independent auditor shall report to RXPC only the fact of compliance or the specific discrepancies of non-compliance with respect to the royalty obligations under this Agreement. Any such audit requested by RXPC shall be performed at RXPC’s expense during GCDx normal business hours. If an audit reveals that GCDx has underpaid payments due to RXPC by more than 5% for a Royalty Period, and such disparity is not the result of timing differences which have resulted in the royalty payments being reported on any previous report or to be included on a subsequent report under the GCDx method of recognizing revenue, then GCDx will reimburse the reasonable costs of RXPC in conducting the audit, in addition to any underpaid amounts.

5.	Licensed Product Introduction

5.1	GCDx and the RXPC agree that it is the intent of the Parties to commercialize the LC Test as quickly as possible.

5.2	GCDx and RXPC agree that continued development, improvement, validation, refinement and/or enhancement of the Test for commercialization purposes, including clinical studies and protocol improvements, are necessary. Additionally, both parties recognize that further advancements, improvements and additions to the Intellectual Property may be necessary. GCDx and the RXPC will meet quarterly to discuss the Intellectual Property and determine what Intellectual Property-related actions are required to ensure adequate product protection for global commercialization purposes, maintenance of the RXPC Intellectual Property Rights and protection of the GCDx exclusive license of the Intellectual Property Rights. Each party will pay the amounts required for such activities.

5.3	If GCDx requests additional assistance from RXPC over and above the plan(s) described in Section 3.1.5 in order to advance the commercialization of a Licensed Product, RXPC agrees to make its scientific staff available for consultation, general assistance, testimonials, support and providing other technical information to GCDx pertaining to such Licensed Product. Upon written agreement as to the time and expenses required for such support, GCDx agrees to pay RXPC or its designee, at the rate of $150 per hour for approved and agreed upon services, plus any pre-approved out-of-pocket expenses, including travel expenses if the services are performed outside of the Phoenix Metropolitan Area. At the end of any monthly period in which services are provided or expenses are incurred, RXPC will provide to GCDx a detailed written invoice of the services provided, the fees, and the expenses incurred, with applicable receipts attached. GCDx will pay RXPC within 30 days after receipt of invoices in proper form.

5.4	All discoveries, improvements, and inventions which are directly related to the Licensed Products or Licensed Know-how and which are made, created, developed, written, conceived or reduced to practice in the performance of this Agreement shall be the sole and exclusive property of the RXPC.

5.5	Except as otherwise expressly provided in this Agreement, neither Party grants, nor agrees to grant, a license to any other intellectual property right held by that Party to the other Party, whether by implication, estoppel, or otherwise.

6.	Registration of Product

6.1	GCDx will be responsible for registering the Licensed Product(s) as may be required by the various countries in which a Licensed Product may be sold. This registration process, including FDA approval(s) and approvals by Health Canada, with all accompanying expenses, including additional clinical tests and data as may be required, will be paid solely by GCDx.

6.2	RXPC hereby gives GCDx all necessary rights to all available clinical and development studies relating to the Licensed Products that were prepared by or are owned by RXPC or to which RXPC has rights, for use in filing any and all product registrations, as may be required or appropriate. RXPC will also assist GCDx, as requested and without additional cost, in seeking rights to other related data and tests.

6.3	GCDx will prepare or cause to be prepared and submitted an application for registration or exemption to the United States Food and Drug Administration for the Licensed Products promptly from the date of the successful completion of an FDA clinical study. This registration and all other required registrations throughout the territory will be solely at the expense of GCDx. Notice of any registration filings and receipt of any registrations will be provided to RXPC within 10 days of filing of said registration or receipt of notice of registration by GCDx.

6.4	GCDx will file additional product registration applications as it deems necessary to enter relevant markets.

6.5	GCDx will regularly inform RXPC of the status of the activities with regard to the registration and the granting of the registrations.

7.	Non-Compete

7.1	RXPC agrees that RXPC will not grant to any entity the right to sell the Licensed Products for any purpose that would directly compete with the Licensed Products during the term of the Agreement. This also includes the sale of a Licensed Product in a re-packed form or a resale. Notwithstanding the foregoing, RXPC shall have the right to license the Licensed Know-How, Licensed Patents and Pending Patents to other parties as long as such additional licenses do not directly compete with the Licensed Products.

8.	Confidential Information

8.1	The Parties acknowledge that Confidential Information may be disclosed by RXPC to GCDx and/or disclosed by GCDx to RXPC and both parties may be "Discloser" and "Recipient" in this Section as is appropriate under the circumstances. Confidential Information which is disclosed verbally must be identified by Discloser to Recipient as confidential at the time of disclosure or must be confirmed in writing by the Discloser within 30 days after such disclosure to be classified as Confidential Information.

8.2	The Parties hereby agree that Recipient shall (i) not disclose, publish, distribute, transfer, loan, provide, or otherwise make available the Confidential Information to any third party without written consent of Discloser, (ii) restrict dissemination of Confidential Information to only those directors, officers, employees, representatives, advisors, contractors, consultants, or agents who must be directly involved with Confidential Information and who are bound by a duty of confidentiality applicable to the Confidential Information, (iii) use the same degree of care as for its own information of like importance, but at least use reasonable care, in safeguarding against disclosure of Confidential Information of the other Party, and (iv) use the Confidential Information solely for exercising its rights or performing its obligations under this Agreement.

8.3	Recipient's obligations regarding Confidential Information received under this Agreement expire five years from the date of termination of this Agreement.

8.4	This Agreement imposes no obligation upon Recipient with respect to Confidential Information disclosed under this Agreement which (i) is now available or becomes available to the public without breach of this Agreement, (ii) is explicitly approved for release by written authorization of Discloser, (iii) is lawfully obtained from a third party without a duty of confidentiality, (iv) is disclosed to a third party by Discloser without a duty of confidentiality, (v) is known to Recipient prior to such disclosure, or (vi) is at any time developed by Recipient independently of any such disclosure(s) from Discloser.

8.5	RXPC’s rights to publish will not be unduly or unreasonably limited by GCDx provided that any such intended publication(s) will not hinder or jeopardize potential future patent filing(s) and/or confidential disclosures made. The rights of GCDx to publish will not be unduly or unreasonably limited by RXPC provided that any such intended publication(s) will not hinder or jeopardize potential future patent filing(s) and/or confidential disclosures made.

8.6	Disclosure of Confidential Information shall not be precluded if such disclosure is (i) in response to a valid order of a court of competent jurisdiction, or (ii) otherwise required by law through no act of the Recipient, provided, however, that in the event of a court order, the Recipient shall first notify the Discloser of such court order in a timely manner to allow the Discloser time to obtain a protective order requiring that the information and/or documents so disclosed be used only for the purpose for which the order was issued.

8.7	Recipient agrees that all Confidential Information received is and will remain the property of Discloser and that such shall not be copied or reproduced without the express permission of the Discloser, except for such copies as may be absolutely necessary in order to perform tasks pursuant to this Agreement. Upon written request, Recipient will either return all the Confidential Information to Discloser along with all copies and/or derivatives made, including that on computer databases and copies of portions of the Confidential Information, or destroy all Confidential Information and certify by written memorandum that all such Confidential Information has been destroyed, except that Recipient may retain archival copies of the Confidential Information, which are to be used only in case of a dispute concerning this Agreement.

9.	Warranties, Indemnification, and Disclaimer

9.1	RXPC warrants that it will use its best efforts to achieve the best possible result with the care common in the field of work and under consideration of the state of the art known to it. The warranty of RXPC only extends to the documentation to be delivered as well as to the agreed consultation services. Possible defects will only be corrected by way of re-working. Unless otherwise negotiated and agreed to by both parties, the term for the correction of defects is six weeks after delivery of the documentation or provision of the service.

9.2	Both Parties represent and warrant that each has all necessary right and authority to enter into this Agreement and agree to the terms and conditions of this Agreement without violating its articles of organization or operating agreement or any agreements with third parties.

9.3	RXPC represents and warrants that it has good and marketable title to the Licensed Know-how, Licensed Patents and Tests and the sole right to grant exclusive licenses to the Licensed Know-how, Licensed Patents and Tests, free and clear of all security interests, liens, encumbrances, mortgages, assignments, claims, licenses, and charges of any kind or nature. RXPC further represents and warrants that, to the best of its knowledge, no other entity has a claim of ownership or interest in the Licensed Know-how, Licensed Patents and Tests that would conflict with or interfere with the GCDx exercise of, or quiet enjoyment of, the rights and licenses granted in this Agreement. RXPC agrees, upon request, to provide to GCDx evidence or other proof it may have or may reasonably obtain as to its sole right, title, and interest in and to the Licensed Know-how, Licensed Know-how, Licensed Patents and Tests.

9.4	RXPC hereby grants to GCDx without additional consideration, a license under the terms of this Agreement to any and all future Intellectual Property Rights which are owned , developed, discovered, invented, created, improved upon, conceived, or authored by RXPC or employees, agents, or contractors thereof, and which are necessary or convenient for RXPC to manufacture and sell the Licensed Product in the Territory. RXPC represents and warrants that it shall maintain ownership of any and all such Intellectual Property Rights during the term of this Agreement.

9.5	RXPC declares at the date of signing of the Agreement there are no pending or threatened infringement actions against any Licensed Products, and further, to the best of its knowledge, that the Licensed Products do not infringe on any third party intellectual property rights.

9.6	RXPC declares at the date of signing of the Agreement, that no third party is infringing any right under the Intellectual Property Rights and further, to the best of its knowledge, that the Intellectual Property does not infringe on any third party intellectual property rights.

9.7	Each Party to this Agreement agrees to indemnify the other Party, and hold the other Party harmless, from and against all claims, damages, costs and expenses (including attorney's fees) attributable, directly or indirectly, to the breach by the indemnifying party of any obligation hereunder or the inaccuracy of any representation or warranty made by the indemnifying party herein and in any instrument delivered pursuant hereto or in connection with the transactions contemplated hereby. The Parties agree that the total liability of either Party shall not exceed the amount paid to RXPC in the form of the license fees and royalties.

9.8	Each Party agrees to notify the other Party in writing if it becomes aware of any infringement with respect to the Intellectual Property. Upon becoming aware of a third party which is manufacturing or selling products or conducting other activities that infringe upon any of the rights granted to GCDx under this Agreement with respect to the Intellectual Property, GCDx at its sole election and sole cost and benefit may pursue litigation or other action against any third party that GCDx reasonably believes is manufacturing or selling products or conducting other activities that infringe upon any of the rights granted to GCDx under this Agreement with respect to the Intellectual Property. GCDx shall retain control over the action, responsibility for all costs and expenses, and sole authority to settle any action that it initiates. RXPC agrees to cooperate fully with GCDx in the pending action or litigation, but will not be required to join as a party thereto.

9.9	RXPC agrees to defend, indemnify, and hold GCDx harmless based upon a claim that the Licensed Product as furnished to GCDx hereunder by RXPC directly infringes any patent, copyright, trade secrets, or other intellectual property rights of others and to pay the total costs and damages finally awarded in any such suit, provided that RXPC notifies GCDx promptly in writing of the suit. RXPC's obligation to pay costs and damages under this Section shall not exceed the amount paid by GCDx in the form of License Fees and Royalties and shall be in the form of a reduction in the future royalties due from GCDx under Section 3, and its sub-licensee(s) up to a maximum of 50% of royalties due for the applicable Royalty Period until such damages and costs are paid in full.

9.10	IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, OR CONSEQUENTIAL DAMAGES ARISING UNDER THIS AGREEMENT REGARDLESS OF WHETHER OR NOT EITHER PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

10.	Term and Termination

10.1	This Agreement shall become effective upon the date of signing by both Parties and continue in effect until the earlier to occur of: (i) expiration of the last patent issued to RXPC for the Licensed Products, (ii) when GCDx terminates this Agreement by discontinuing the offering of the Licensed Products or the sublicense to do the same. GCDx shall be deemed to have discontinued the offering of the Licensed Products when GCDx no longer offers, or has reasonable offers for, any of the Licensed Products and no longer receives revenue from any unaffiliated third party, other than GCDx, from sales of any of the Licensed Products during any full calendar year. At such date the license rights will by default return to RXPC, or (iii) by RXPC in the event that GCDx does not achieve sales necessary to meet the Minimum Royalty Payments, as set forth in Exhibit B, for any two consecutive fiscal quarters.

10.2	Either Party shall have the right to terminate this Agreement or seek remedies under Section 11 for any material breach under this Agreement, including a failure of the other Party to perform pursuant to the terms and conditions of this Agreement, 30 days after the Party sends written notice thereof to the other Party, unless the other Party cures the failure before the end of the 30-day notice period or by a later date if mutually agreed in writing by both Parties.

10.3	Within 10 days of any government imposed order, injunction, or prohibition against sales of the Licensed Product (a "Government Order"), either Party may elect, with notice in writing to the other Party, to impose a 360-day cure period to attempt to remove or negate the Government Order. RXPC may terminate this Agreement immediately if GCDx fails to elect the 360-day cure period within the 10-day election period. RXPC releases GCDx from its obligation to pay any royalties under Section 3 during the term of the Government Order only for the Territory within the realm and jurisdiction of the government that imposed the order. The Parties agree to work together and mutually seek and implement a remedy or cure to the Government Order that is within the reasonable control and resources of the Parties and does not cause unreasonable burden or hardship. If the Government Order is removed and GCDx begins again to manufacture and sell Licensed Products, the royalty payments under Section 3 shall resume.

10.4	This Agreement and any rights or licenses granted herein are personal to each Party and shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns. GCDx shall ensure that any acquiring party or assignee shall assume at least the rights and obligations so assigned and transferred.

10.5	If either party terminates the Agreement or the Agreement expires due to nonpayment or otherwise, any and all license rights will revert to RXPC. Three months after the date of reversion, RXPC will be entitled to enter new contractual agreements with third parties with regard to such rights.

11.	Alternate Dispute Resolution

11.1	Each Party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by a court of competent jurisdiction, including a trial by jury, with respect to any dispute (as defined in Section 10.2).

11.2	With regard to any dispute arising under this agreement ("Disputes"), the Parties agree to discuss the possibility of binding mediation, and if the Parties fail to agree to binding mediation or if non-binding mediation fails to resolve the dispute within 30 days, the Parties agree to submit disputes for binding arbitration. It is expressly intended by the Parties that disputes shall be submitted to arbitration and not to litigation.

11.3	The arbitration shall be commenced by written demand for arbitration to the other Party with a copy to the American Arbitration Association ("AAA") in Phoenix, Arizona. The arbitration shall be administered by the AAA in accordance with the Federal Arbitration Act, 9 U.S.C. (1995) ("FAA") and pursuant to the AAA's rules for arbitration, provided that such rules do not conflict with the FAA or the express intentions of the Parties in this Agreement. In the case of any such conflict, the FAA and/or the express intentions of the parties shall prevail over the AAA's rules.

11.4	There shall be one arbitrator. If the Parties cannot agree on the selection of an arbitrator, the arbitrator shall be selected by the AAA.

11.5	The prevailing party in the arbitration shall be entitled to recover damages and costs, including the arbitrators' fees and reasonable attorneys' fees, to be fixed by the arbitrator in such proceeding. The Parties, however, agree that the amount of the damages and the costs shall not exceed the total amount paid to RXPC by GCDx.

11.6	The arbitrator shall issue a written statement as to his/her decision. In no circumstances shall the arbitrator have the power or authority to award equitable, provisional or injunctive relief. The Parties agree that the decision of the arbitrator will be final and binding and that no appeal can be taken to any forum or jurisdiction.

12.	Miscellaneous Provisions

12.1	Nothing herein shall be construed as forming a partnership or joint venture between the Parties. Neither Party shall represent or commit the other in any way. Neither Party's employees shall be considered employees or contractors of the other.

12.2	Any notice, request, demand, payment or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given if delivered in person, upon receipt, or if sent by professional overnight courier such as Fed Ex, DHL or UPS, upon the date on which delivery is made. All notices to a Party will be sent to the address set forth below or to such other address or person as such Party may designate by notice to the other party hereunder:

To GCDx:

Global Cancer Diagnostics Inc..

10645 North Tatum Blvd., Suite 200-551

Phoenix, Arizona 85028

Attention: President

To RXPC:

Radient Pharmaceuticals Corporation

2492 Walnut Avenue, Suite 100

Tustin, California 92780

Attention: President

12.3	This Agreement is complete and embodies the entire agreement of the Parties with respect to its subject matter, and supersedes and merges all prior discussions between them, and neither of the Parties shall be bound by any conditions, definitions, warranties, understandings, or representations with respect to such subject matter other than as expressly provided herein. This Agreement made can be modified only in a writing signed by a proper and duly authorized officer or representative of the Party to be bound thereby.

12.4	This agreement shall be interpreted and construed according to the laws of the State of Arizona, USA, without regard to laws or principles relating to conflicts of laws.

12.5	If for any reason a court of competent jurisdiction finds any provision of this Agreement, or a portion thereof, to be unenforceable, that provision of the Agreement shall be enforced to the maximum extent permissible so as to affect the intent of the Parties, and the remainder of this Agreement shall continue in full force and effect. Failure by either Party to enforce any provision of this Agreement shall not be deemed a waiver of future enforcement of that or any other provision.

12.6	Anything contained in this Agreement to the contrary notwithstanding, the obligations of the Parties hereto shall be subject to all laws, both present and future, of any government having jurisdiction over either Party hereto, and to orders or regulations of any such government, or any department, agency, or court thereof. The Parties hereto shall be excused from any failure to perform any obligation hereunder to the extent such failure is caused by any court injunction, law, order, regulation, or contingency but only so long as the injunction, law, order, regulation or contingency continues.

12.7	Any delay or failure of either Party to perform its obligations hereunder shall be excused to the extent that it is caused by any other event or occurrence beyond its reasonable control such as, by way of example and not by way of limitation, acts of God, actions by any governmental authority (whether valid or invalid), fires, floods, windstorms, explosions, riots, natural disasters, acts of war or sabotage.

12.8	Each Party agrees that it will not in any form export, re-export, resell, ship or divert or cause to be exported, re-exported, resold, shipped or diverted, directly or indirectly, any product or technical data or documentation furnished hereunder to any country for which the United States Government or any agency thereof at the time of export or re-export requires an export license or other governmental approval without first obtaining such license or approval.

12.9	All references herein to the masculine, neuter or singular shall be construed to include the masculine, feminine, neuter or plural, where applicable. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Except as has been expressly provided to the contrary herein, nothing in this Agreement is intended, nor shall be deemed, to confer upon any person or legal entity other than RXPC and GCDx, any rights or remedies under or by reason of this Agreement.

12.10	The Section headings contained in the Agreement are for reference purposes only and will not affect the meaning or interpretation of this Agreement in any way. A reference to a numbered Section in this Agreement refers to a Section in this Agreement. All Appendices to this Agreement shall be attached hereto and are incorporated herein by this reference as though fully set forth herein. Any reference to an "Appendix" shall mean an Appendix to this Agreement.

12.11	The Parties are each knowledgeable and cognizant. The language in all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning and not strictly for or against either party. This Agreement has been negotiated in good faith with contributions from both Parties and as such shall not be construed against either Party by nature of their contributions.

12.12	This Agreement may be signed in separate counterparts, which taken together shall constitute one document. Signatures hereunder may be provided by facsimile or electronic pdf version and shall have the same force and effect as originals.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date set forth above.

Global Cancer Diagnostics Inc., an Arizona Corp.

Name:	William Gartner
CEO

RADIENT PHARMACEUTICALS CORP., A Delaware Corporation

Name:	Douglas C. MacLellan
CEO

Exhibit A

A.	Technology Licensed.

All Intellectual Property and Know-how related to a blood test for Lung Cancer, as listed in Patent and Trademark Tables below.

EXHIBIT B

Royalty Payments.

1.1	Royalty Rate. GCDx will pay a royalty equal to $400 per DR-70 kit made, used or sold by GCDx in the Territory.

1.2	Minimum Royalties. GCDx shall pay RCPC an annual minimum royalty according to the following schedule:

Calendar Year 2013	$100,000

Calendar Year 2014	$300,000

Each Calendar Year thereafter	$400,000

1.3	Minimum royalties for each Calendar Year will be paid on a quarterly basis beginning in Calendar Year 2014, and become due 35 days after the last day of each Calendar Quarter for that year. GCDx has the right to continue to pay the minimum royalties specified in this Section 1.2 in order to keep the Licenses in good standing.

1.4.	All royalties paid pursuant to Section 1.1 shall be cumulative for purposes of determining if any minimum royalty payment is due under Section 1.2. Accordingly, for any given Royalty Period, and taking into account the total sum of royalties paid to RXPC to date in such calendar year, GCDx shall make the minimum royalty payment, or portion thereof, under Section 1.2 if and only to the extent necessary to make up any shortage in the cumulative minimum royalty payment.